UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2017

CHROMADEX CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-37752	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2017, ChromaPharma, Inc. ("ChromaDex"), a Nevada corporation and wholly owned subsidiary of ChromaDex Corporation, a Delaware corporation (the "Company"), entered into a License Agreement (the "License Agreement") and a Research Funding Agreement (the "Research Funding Agreement" and together with the License Agreement, the “Agreements”) with the Scripps Research Institute, a California nonprofit public benefit corporation ("TSRI").

Under the terms of the License Agreement, TSRI granted to ChromaDex a worldwide, exclusive, royalty-bearing right and license to use certain patent rights relating to methods and compositions for enhancing cancer therapy. TSRI is engaged in research relating to breast cancer and nicotinamide adenine dinucleotide/ nicotinamide adenine dinucleotide hydride redox balancing. The License Agreement terminates on the later of the expiration date of the last to expire patent rights or fifteen years after the first commercial sale of a licensed product, determined on a country-by-country basis. The License Agreement may be terminated by the mutual written consent of ChromaDex and TSRI, and TSRI may terminate the License Agreement upon the occurrence of certain events, including but not limited to if ChromaDex does not make a payment due pursuant to the License Agreement and fails to cure such non-payment within 30 days after the date of TSRI’s written notice of such non-payment. As consideration for the license granted, ChromaDex will make a cash payment of $50,000 to TSRI within 15 days of closing. Additionally, ChromaDex will pay TRSI (i) annual cash fees that range from $50,000 to $100,000 which will be credited against running royalties due, (ii) product development milestone payments that range from the low-six digit dollar figure to the low-eight digit dollar figure and (iii) royalties on net sales of licensed products in the mid-single digit percentage figure range. ChromaDex will also reimburse TSRI for certain costs incurred in connection with the preparation, filing and/or maintenance of applications for patent protection. ChromaDex has agreed to use reasonable efforts to develop and market the licensed products.

Under the terms of the Research Funding Agreement, ChromaDex agreed to provide aggregate funding to TSRI of up to approximately $2.0 million in different installments over the next three years in exchange for TSRI’s research related to the use of nicotinamide riboside for enhancement of endocrine therapy and prevention of relapse in breast cancer. The first installment payment is due within 10 days of the closing date. Future installment payments will become due on certain dates or upon the achievement of certain milestones. Unless terminated sooner, the Research Funding Agreement will terminate in three years. ChromaDex may terminate the Research Funding Agreement by giving 90 days advance written notice of termination to TSRI. In addition, the Research Funding Agreement may be terminated upon the occurrence of certain events, including upon failure of a party to perform any obligation required under the Research Funding Agreement.

The foregoing description of the License Agreement and Research Funding Agreement is only a summary and is qualified in its entirety by reference to the Agreements. The Company intends to file a copy of the Agreements as exhibits to its Quarterly Report on Form 10-Q for its quarter ending July 1, 2017, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreements. The omitted material will be included in the request for confidential treatment.

On June 12, 2017, the Company issued a press release announcing the Agreements. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Dated: June 12, 2017

	By:	/s/ Frank L. Jaksch, Jr.
Name: Frank L. Jaksch, Jr.
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated June 12, 2017.